Lithia Announces Acquisition of Ford Store; Enters Wyoming

MEDFORD, OR -- (Marketwired - September 29, 2016) - Lithia Motors, Inc. (NYSE: LAD) has acquired Greiner Ford Lincoln of Casper, Wyoming. The store will add an additional $75 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to welcome the newest members to the Lithia family. As the largest standalone dealership in Wyoming, Greiner is a quintessential example of our Lithia exclusive market strategy. Their proven leadership will serve as a generator of operational talent to expand beyond our current footprint of 152 stores. The addition of Greiner Ford brings our 2016 acquisition activity to a cumulative revenue total of nearly $1 billion. We believe that considerable acquisition opportunities remain and that our entrepreneurial driven model can continue to deliver industry leading returns on these investments."

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 152 stores in 16 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748